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EXHIBIT 10.1

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                               EMERSON RADIO CORP.
                                  9 ENTIN ROAD
                              PARSIPPANY, NJ 07054

February 21, 2006

Via Hand Delivery
Mr. Guy A. Paglinco
17 Sunderland Road
Denville, New Jersey 07834

         RE:  Separation Agreement with Emerson Radio

Dear Guy:

In furtherance of the business transactions presently being or to be contemplated and/or negotiated by Emerson Radio Corp. ("Emerson Radio"), the present state of Emerson's business and the need for your assistance by the continued performance of your job duties as Chief Financial Officer of Emerson Radio, this letter agreement ("Agreement") shall confirm the following:

1. In the event that (a) Emerson Radio terminates your employment at any time for Cause (as defined below) or (b) your employment relationship with Emerson terminates as a result of your death, then Emerson Radio's sole obligation to you under this Agreement or otherwise shall be to (i) pay any base salary earned by you, but not yet paid, prior to the effective date of such termination, (ii) pay to you an amount necessary to reimburse you for all vacation/sick/personal days which accrued on or after April 1, 2005 and were unused as of the date of termination of employment and (iii) pay and/or provide any other amounts or benefits that are vested amounts or vested benefits or that you are otherwise entitled to receive under any plan, program, policy, or practice (with the exception of those, if any, relating to severance) on the date of termination, in accordance with such plan, program policy or practice (clauses (i) and (ii) of this sentence are collectively referred to herein as the "Accrued Obligations").

2. In the event that (a) Emerson Radio terminates your employment at any time without Cause, or (b) your employment with Emerson Radio is terminated at any time as a result of your Permanent Disability (as defined below), then Emerson Radio's sole obligation to you under this Agreement or otherwise shall be to (i) pay and/or provide to you or your estate, as applicable, the Accrued Obligations, and (ii) subject to your execution, delivery and non-revocation of a separation and general release in the form attached to this letter as Exhibit A, (y) pay to you an aggregate amount equal to your annual base salary as in effect on the date of termination (less applicable withholdings and customary payroll deductions) (the "Severance Payment"), and (z) if you timely elect COBRA coverage and provided you continue to make contributions to such continuation coverage equal to your contribution amount in effect immediately preceding the date of your termination of employment, Emerson Radio will pay the remaining portion of your healthcare continuation payments under COBRA for a 12-month period following the date of your termination of employment (unless you sooner become eligible to obtain healthcare coverage from a new employer, in which case Emerson Radio's obligation to pay its portion of your healthcare continuation payments shall cease) (the "Subsidized COBRA Coverage"). The Severance Payment shall be payable in equal installments over a 12-month period in accordance with Emerson Radio's customary payroll practices, commencing on the next regular paydate following the 8th day after your execution and delivery of the Release (in the form attached as Exhibit A).
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3. In the event that you resign from your employment with Emerson Radio at any time for any reason or no reason, then Emerson Radio's sole obligation to you under this Agreement or otherwise shall be to (i) pay and/or provide to you the Accrued Obligations, and (ii) subject to your execution, delivery and non-revocation of a separation and general release agreement in the form attached to this letter as Exhibit B, (y) execute and deliver to you, and perform its obligations under, the consulting agreement in the form attached to this Agreement as Exhibit C (the "Consulting Agreement"), and (z) provide the Subsidized COBRA Coverage; provided, however, in the event that you resign from your employment after February 28, 2006, in lieu of the Subsidized COBRA Coverage, if you timely elect and obtain COBRA coverage (at your sole cost and expense), Emerson Radio shall reimburse you for the portion of your healthcare continuation payments under COBRA that exceed your contribution amount to medical insurance in effect immediately preceding the date of resignation that are incurred by you during the 12-month period following the effective date of your resignation ("COBRA Reimbursement"). If applicable, Emerson Radio's obligation to provide the COBRA Reimbursement shall commence 180 days after the date of your resignation and you will receive on (or within 10 days following) the 180th day following your date of resignation a lump sum COBRA Reimbursement amount equal to Emerson Radio's accrued COBRA Reimbursement obligations through such payment date and, thereafter, will receive the remaining COBRA Reimbursement on a monthly basis.

4. In addition to the payments and benefits set forth in Sections 2 and 3 above, in the event that (a) your employment is terminated at any time by Emerson Radio other than for Cause, (b) your employment with Emerson Radio is terminated at any time as a result of your Permanent Disability, or (c) you resign from your employment with Emerson Radio for any reason or no reason, then, subject to your execution, delivery and non-revocation of the Release (in the form attached as Exhibit A or Exhibit B, as applicable), all stock options granted to you by Emerson Radio to purchase shares of its common stock pursuant to the Emerson Radio Corp. 2004 Employee Stock Incentive Plan (the "Plan") shall become exercisable in full immediately upon the expiration of the revocation period set forth in the applicable Release. All of your currently outstanding options shall remain exercisable by you for the applicable periods following the termination of your employment as set forth in the stock option plan of Emerson Radio under which such options were issued and, at your request, Emerson Radio will provide a positive letter of recommendation to your potential future employers, in a form reasonably acceptable to Emerson Radio and you.
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5. Emerson Radio will promptly reimburse you for the legal fees incurred by you in connection with the negotiation and execution of this Agreement up to $11,000, subject to your presentation to Emerson Radio of invoices substantiating such fees.

6. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         (a) "Cause" means your (i) continued and willful failure to perform substantially your duties (including the duties associated with your position as CFO, as well as such transition-related duties as are reasonably assigned to you) to Emerson Radio or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by Emerson Radio that specifically identifies the manner in which Emerson Radio believes that you have not substantially performed your duties and a reasonable time for such substantial performance has elapsed since delivery of such demand, or (ii) willful engagement in illegal conduct or gross misconduct that is materially injurious to Emerson Radio or its affiliates. For purposes of the definition of "Cause," no act or failure to act, on your part, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Emerson Radio. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of Emerson Radio (the "Board") or upon the instructions of the Chief Executive Officer of Emerson Radio or based upon the advice of counsel for Emerson Radio shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Emerson Radio. Further, your failure to agree to travel on Emerson Radio business (other than to Dallas or California for operational matters) shall not constitute "Cause."

         (b) "Permanent Disability" means your inability, as determined by the Board and confirmed by competent medical evidence, to work for a period of 3 continuous full calendar months or 90 non-consecutive days during any 24 consecutive calendar months due to illness or injury of a physical or mental nature. To determine issues of disability, you agree to submit yourself for appropriate medical examination to physicians reasonably acceptable to Emerson Radio and you.

         (c) "Written demand" means a writing that must be issued or delivered in any one of the following manners: personally delivered, delivered via any reputable overnight delivery service, sent via email to the party's email specified below or mailed by certified mail, return receipt requested, to the other party at the address written in this contract, and with a copy that party's attorney as indicated below. Notices may also be served by facsimile to the fax number indicated below, with notice effective upon confirmed facsimile transmission.
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MR GUY PAGLINCO
17 Sunderland Road
Denville NJ 07834
Fax #973-428-2407
Email address:  gpaglinco@emersonradio.com

WITH A COPY TO:

Edward J. Trawinski, Esq.
Schenck Price Smith & King, LLP
10 Washington Street (for delivery)
PO Box 905 (for cert mail rrr)
Morristown NJ 07963 0905
Fax # 973 540 7300
Email address: ejt@spsk.com

EMERSON RADIO CORP
9 Entin Road
Parsippany NJ 07054
Attn:  General Counsel
Fax #973-428-2021
Email address:  ciatrou@emersonradio.com

WITH A COPY TO:

John D. Schupper, Esq.
Lowenstein Sandler, PC
65 Livingston Avenue
Roseland, NJ 07068
Fax#  973-597-2400
Email address: jschupper@lowenstein.com

7. This Agreement contains the entire agreement between the you and Emerson Radio with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, between you and Emerson Radio or any of its affiliates, with respect to the subject matter of this Agreement, including, without limitation, the letter agreement effective as of June 14, 2005 from Emerson Radio to you and the term sheet captioned "Updated (Dec 16, 2005) Outline of Paglinco's Offer." This Agreement may only be changed by a written instrument signed by you and the President/CEO of Emerson Radio.

8. This Agreement shall inure to the benefit of and shall be binding upon Emerson Radio and its successors and assigns. This Agreement also shall inure to the benefit of and be binding upon you and your heirs, administrators, executors and assigns. Given the full and fair opportunity provided to each of the parties hereto to consult with their respective counsel and financial advisors with respect to the terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.
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9. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey, without reference to choice of law rules.

Please indicate your understanding and agreement with the terms set forth above by signing below and returning a signed copy of this Agreement to my attention. This Agreement shall be of no force and effect unless a copy, signed by you, is delivered to me on or before March 24, 2006.


Very truly yours,

EMERSON RADIO CORP.


By: /s/ Geoffrey P. Jurick
    --------------------------
    Authorized Officer

AGREED, UNDERSTOOD AND ACCEPTED THIS 23rd DAY OF MARCH, 2006


/s/ Guy A. Paglinco
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Guy A. Paglinco